Exhibit 3.1

THE FRESH MARKET, INC.

BYLAW AMENDMENT

The Amended and Restated Bylaws of The Fresh Market, Inc. are hereby amended to add a new Article VIII, as set forth below:

“ARTICLE VIII
Forum for Adjudication of Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Stockholders, (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL, the Certificate or these Bylaws (as each may be amended from time to time), or (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case, shall be the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware).”